NEWS RELEASE

Lexaria Products SOLD OUT in Vegas;

Coffee and Cocoa Introduction.

Kelowna, BC—November 17, 2015 - Lexaria Corp. (LXRP-OTCQB) (LXX-CSE) (the "Company" or "Lexaria") announces an overwhelmingly positive response to the new Lexaria Energy Protein Bar at its unveiling at three investment and business trade show conferences in Las Vegas, November 9 through November 13.

All of the hundreds of Lexaria protein bars brought to Las Vegas SOLD OUT due to overwhelming demand for this unique new product by discerning consumers searching for healthy and convenient ways to experience the superfood qualities of hemp oil edibles. In addition nearly 1,000 servings of ViPovaTM teas were also sold, selling out all available conference stock.

Attendees at the conferences also enjoyed an unexpected development: Lexaria introduced limited quantities of its hemp oil infused coffee and cocoa in advance of a broader rollout and e-commerce sales which will begin within two weeks or less. All the new products – coffee, cocoa and protein bars – will join the existing ViPovaTM Tea family in special holiday marketing in time for the busy Thanksgiving and Christmas seasons.

Roughly 1,000 people taste-tested the Cashew Berry and Chocolate Berry protein bars to nearly unanimous acclaim. People who have previously experienced hemp oil or CBD oil infused products were universally surprised at the excellent taste and texture experience offered by the Lexaria protein bars.

“All our food products taste great,” says John Docherty, President of Lexaria. “The protein bars in particular are demonstrating that our technology really works to deliver a superior taste profile to consumers who no longer have to choose between great taste and great nutrition for hemp oil infused products.” Lexaria also discussed product distribution possibilities with many licensed cannabis dispensaries with one of the most prestigious dispensaries in Nevada to begin selling ViPovaTM and Lexaria products immediately. Additional select dispensary distribution in locations like Colorado, California, Alaska and Nevada is to be arranged soon. Traditional retailers in the Las Vegas area also expressed their interest in selling the Lexaria Energy protein bar.

Separately, Lexaria is in the midst of its direct marketing and sales campaign for the Lexaria protein bars to select gyms and fitness centers in the Western US. Feedback from this initial campaign will be used to optimize the sales campaign to best acquire long term retail points of sale. The first 250 gym and fitness locations under this program are being contacted now and evaluated for distribution opportunities, with this program slated for completion prior to December 15. Lexaria then expects to roll-out its sales efforts in the New Year beginning with another roughly 2,000 pre-selected fitness centers across the US.

Health Club and gym owners, or other retailers interested in offering this unique product, should call (1-843-952-3764 or 1-888-976-8482) to place initial stocking orders or visit www.lexariaenergyfoods.com. The bars are gluten free, all-natural with no artificial ingredients, no artificial flavors, no preservatives, no corn syrup, and no added sugars (other than sweetened blueberries).

About Lexaria

Lexaria is a food sciences company, with common shares quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: achieving potential sales through distribution at either licensed dispensaries or at traditional retailers. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will not need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products and Lexaria Energy products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.